Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261876
PROSPECTUS
PEAR THERAPEUTICS, INC.
95,711,409 Shares of Class A Common Stock
5,013,333 Warrants to Purchase Shares of Class A Common Stock
This prospectus relates to the issuance by us of (a) up to 5,013,333 shares of Pear Class A Common Shares (as defined below), issuable upon the exercise of the Private Placement Warrants (as defined below), (b) up to 9,199,944 Pear Class A Common Shares issuable upon the exercise of the Public Warrants (as defined below) and (c) 12,935,625 Pear Class A Common Shares that may be issued from time to time upon achievement of certain stock price thresholds (the “Earn-out Shares”).
In addition, this prospectus relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of (a) up to 73,575,840 Pear Class A Common Shares (which includes up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants), up to 44,995,481 Pear Class A Common Shares beneficially owned by and/or underlying option grants to certain of our affiliates, 6,900,000 Pear Class A Common Shares beneficially owned by the Sponsor (as defined below) and certain other parties pursuant to the Sponsor Support Agreement (as defined below), 10,280,000 PIPE Shares (as defined below) and 6,387,026 Pear Class A Common Shares beneficially owned by certain stockholders pursuant to the Amended Forward Purchase Agreement (as defined below) and (b) up to 5,013,333 Private Placement Warrants to purchase Pear Class A Common Shares.
This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders (as defined below) may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of Pear Class A Common Shares or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash and from the exercise of options held by affiliates. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
We are registering certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Private Placement Warrants in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PEAR” and the Public Warrants are listed on Nasdaq under the symbol “PEARW”. On December 29, 2022, the last quoted sale price for the Pear Class A Common Shares as reported on Nasdaq was $1.06 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.1075 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2023.

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SELECTED DEFINITIONS
Unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:
“Amended Forward Purchase Agreement” means the Forward Purchase Agreement, as amended from time to time, including by the Amendment to Forward Purchase Agreement and the Second Amendment to Forward Purchase Agreement.
“Amendment to Forward Purchase Agreement” means the Amendment to Forward Purchase Agreement, dated as of June 21, 2021, by and between THMA and the Anchor Investor.
“Anchor Investor” means KLP SPAC 1 LLC, a Delaware limited liability company affiliated with the Pritzker Vlock Family Office, with which THMA has entered into the Amended Forward Purchase Agreement.
“Business Combination” means the merger of Merger Sub with and into Pear US, with Pear US surviving the merger as a wholly-owned subsidiary of Pear.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 21, 2021, by and among THMA, Pear US and Merger Sub.
“Board” means the board of directors of Pear.
“Bylaws” means the Amended and Restated Bylaws of Pear.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Pear.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of February 1, 2021, by and between THMA and the Anchor Investor.
“Forward Purchase Assignment” means the Forward Purchase Agreement Assignment, dated as of December 2, 2021, by and among THMA, the Anchor Investor and a PIPE Investor.
“Initial Public Offering” means the initial public offering of THMA, which closed on February 4, 2021.
“Legacy Pear” means Pear Therapeutics (US), Inc., a Delaware corporation, prior to the consummation of the Business Combination (which was then known as Pear Therapeutics, Inc.).
“Merger Sub” means Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA.
“Pear” means Pear Therapeutics, Inc., a Delaware corporation (which, prior to the consummation of the Business Combination, was known as THMA).
“Pear Class A Common Shares” or “Class A common stock” means the Class A common stock, par value $0.0001 per share, of Pear.
“Pear US” means Pear Therapeutics (US), Inc., a Delaware corporation (which, prior to the consummation of the Business Combinations, was known as Pear Therapeutics, Inc.).
“PIPE Shares” means Pear Class A Common Shares purchased at the closing of the Business Combination by a number of subscribers pursuant to separate Subscription Agreements (inclusive of shares purchased pursuant to the Forward Purchase Assignment).
“Pritzker Vlock Family Office” means the PV Family Office LLC, a Delaware limited liability company affiliated with the Anchor Investor.

“Private Placement Warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering.
“Public Warrants” means the warrants sold as part of the units in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amendment to Forward Purchase Agreement” means the Second Amendment to Forward Purchase Agreement, dated as of November 14, 2021, by and between THMA and the Anchor Investor.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means LJ10 LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of June 21, 2021 by and among Sponsor, THMA and certain other parties thereto, as amended on November 14, 2021.
“Subscription Agreement” means each of the separate Subscription Agreements, effective as of June 21, 2021, by and between THMA and certain investors to purchase Pear Class A Common Shares.
“THMA” means Thimble Point Acquisition Corp., a Delaware corporation.
“Warrants” means Private Placement Warrants and Public Warrants.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus from time to time in one or more offerings as described in this prospectus. To the extent necessary, each time that the Selling Securityholders offer and sell securities, we or the Selling Securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the Selling Securityholders guarantee the accuracy or completeness of this information and neither we nor the Selling Securityholders have independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” “Pear,” “Pear Therapeutics” and the “Company” mean Pear Therapeutics, Inc. and its subsidiaries following the closing of the Business Combination. When we refer to “you,” we mean the potential holders of the shares of Pear Class A Common Shares or Warrants to purchase Pear Class A Common Shares.
In this prospectus, we refer to Pear Class A Common Shares and Warrants to purchase Pear Class A Common Shares, collectively, as “securities.”

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the SEC.
Our web site address is https://peartherapeutics.com/. The information on our web site, however, is not, and should not be deemed to be, a part of, or incorporated by reference into, this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided above. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules):
•Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022.
•Our Definitive Proxy Statement on Schedule 14A, filed on May 2, 2022 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021).
•Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 16, 2022, August  11, 2022 and November 14, 2022, respectively.
•Our Current Reports on Form 8-K filed with the SEC on May 12, 2022, June 15, 2022, July 25, 2022, November 14, 2022 and January 3, 2023.
•The description of Pear Class A Common Shares filed as Exhibit 4.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as any additional amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Pear Therapeutics, Inc.
200 State Street, 13th Floor
Boston, Massachusetts 02109
(617) 925-7848
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY
We are a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics (“PDTs”), which are software applications authorized by the U.S. Food and Drug Administration (“FDA”) that are intended to treat disease. PDTs are designed to be prescribed by clinicians, reimbursed by third-party payors, and used by patients to improve clinical outcomes as part of a patient’s care, similar to FDA approved medications and medical devices. PDTs are authorized to deliver evidence-based mechanisms-of-action, such as cognitive behavioral therapy, contingency management and exposure therapy, that the patient engages with on their mobile device, and may be used alone or in combination with medications. The value of our FDA-authorized PDTs is supported by evidence demonstrating safety and clinical effectiveness in randomized control trials, collected data on PDT usage and clinical outcomes in real-world data and health economic value. Our vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform.
Our first product, reSET®, is indicated for the treatment of substance use disorder (“SUD”) as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology. Our second product, reSET-O®, is the first PDT to receive FDA Breakthrough Designation, and is FDA-authorized for the treatment of opioid use disorder (“OUD”) in combination with buprenorphine. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids, and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits. Our third product, Somryst®, is the only software-based, FDA-authorized and guideline-recommended treatment for chronic insomnia.
On December 3, 2021 (the “Closing Date”), we consummated the Business Combination pursuant to the Business Combination Agreement, dated June 21, 2021, by and among THMA, Merger Sub and Pear US (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, Merger Sub merged with and into Pear US, with Pear US surviving the merger as a wholly-owned subsidiary of THMA. On the Closing Date, and in connection with the closing of the Business Combination, THMA changed its name from THMA to Pear Therapeutics, Inc.
The Pear Class A Common Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PEAR” and the Public Warrants are listed on Nasdaq under the symbol “PEARW”.
Our principal executive offices are located at 200 State Street, 13th Floor, Boston, MA 02109, and our telephone number is (617) 925-7848. Our website address is https://peartherapeutics.com/. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements contained or incorporated by reference into this prospectus and in any applicable prospectus supplement.

USE OF PROCEEDS
All of the Pear Class A Common Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Pear Class A Common Shares or Private Placement Warrants hereunder.
With respect to the registration of all Pear Class A Common Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive up to an aggregate of approximately $163,452,686 from the exercise of all 14,213,277 Warrants assuming the exercise in full of all of the Warrants for cash, of which 10 Warrants have been exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our Certificate of Incorporation, the Bylaws, and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 690,000,000 Pear Class A Common Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of December 1, 2022, there were 140,028,325 Pear Class A Common Shares issued and outstanding and no shares of our Preferred Stock issued and outstanding.
Pear Class A Common Shares
Voting Rights
Holders of Pear Class A Common Shares shall exclusively possess all voting power with respect to the Company. Holders of Pear Class A Common Shares are entitled to one (1) vote for each Pear Class A Common Share held of record by such holder on all matters properly submitted to a vote of our stockholders. The holders of Pear Class A Common Shares will not have cumulative voting rights in the election of directors.
Except as otherwise required by law or by our Certificate of Incorporation, at any annual meeting or special meeting of our stockholders, holders of Pear Class A Common Shares have the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of the stockholders.
Dividends
Subject to the rights, if any, of holders of any outstanding series of Preferred Stock, the holders of Pear Class A Common Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board, or any authorized committee thereof, from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution or Winding up
Subject to the rights, if any, of holders of any outstanding series of Preferred Stock, in the event of our voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, holders of Pear Class A Common Shares will be entitled to receive all our remaining assets available for distribution to our stockholders, ratably in proportion to the number of Pear Class A Common Shares held by them.
Classified Board of Directors
Our Certificate of Incorporation provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year.
Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by holders of Pear Class A Common Shares must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu thereof.

Special Meetings of Stockholders
Subject to the rights, if any, of holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the Board pursuant to a resolution adopted by a majority of the Board. The holders of Pear Class A Common Shares are prohibited from calling a special meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.
Amendment of Certificate of Incorporation or Bylaws
Any amendment of our Certificate of Incorporation must first be approved by a majority of our Board, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of then-outstanding shares of our capital stock entitled to vote on the amendment and a majority of the then-outstanding shares of each class entitled to vote thereon as a class, except that to amend certain provisions of the Certificate of Incorporation, the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares of our capital stock entitled to vote thereon and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class would be required. Our Bylaws may be amended or repealed by the affirmative vote of a majority of the Board or by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, (including, but not limited to): (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or stockholders to us or our stockholders or (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.
Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director.

Other Provisions
Holders of our Pear Class A Common Shares do not have preemptive, subscription, redemption or conversion rights, but authority is expressly granted to Board to grant dividend rights, conversion rights, redemption privileges, liquidation preferences or change series rank (to make superior, equal, or junior) to holders of Preferred Stock, upon issuance of capital stock. There are no redemption or sinking fund provisions applicable to the Pear Class A Common Shares.
Preferred Stock
Our Certificate of Incorporation authorizes 10,000,000 shares of Preferred Stock. The Board is expressly authorized to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a preferred stock designation filed pursuant to the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. The issuance of our Preferred Stock could have the effect of decreasing the trading price of our Pear Class A Common Shares, restricting dividends on our capital stock, diluting the voting power of our Pear Class A Common Shares, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of us. We have no shares of Preferred Stock outstanding at the date hereof.
Warrants
Each whole Warrant entitles the registered holder to purchase one Pear Class A Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, dated as of February 1, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), a Warrant holder may exercise its Warrants only for a whole number of Pear Class A Common Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of December 1, 2022, we had Warrants to purchase an aggregate of 14,213,267 shares of our stock outstanding, comprising 9,199,934 Public Warrants and 5,013,333 Private Placement Warrants.
We will not be obligated to deliver any Pear Class A Common Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of Pear Class A Common Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Pear Class A Common Shares is available, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
We filed the Registration Statement covering the issuance of Pear Class A Common Shares issuable upon exercise of the Warrants on December 23, 2021 that was declared effective by the SEC on December 30, 2021, and the Post-Effective Amendment No. 1 to Form S-1 was filed and declared effective by the SEC on March 29, 2022, and we have agreed to maintain a current prospectus relating to those Pear Class A Common Shares until the Warrants expire or are redeemed. Notwithstanding the above, if Pear Class A Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the

Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants
Redemption of Warrants when the price per share of Pear Class A Common Shares equals or exceeds $18.00
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and
•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us pursuant to the foregoing redemption method, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of Pear Class A Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Pear Class A Common Shares equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Pear Class A Common Shares (as defined below) except as otherwise described below; and
•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders;
•if, and only if, the closing price of Pear Class A Common Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Pear Class A Common Shares that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Pear Class A Common Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of Pear Class A Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a Warrant is adjusted, in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Pear Class A Common Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Pear Class A Common Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Pear Class A Common Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Pear Class A Common Shares for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Pear Class A Common Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Pear Class A Common Shares.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for Pear Class A Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Pear Class A Common Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of Pear Class A Common Shares are below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per share of Pear Class A Common Shares equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when the Pear Class A Common Shares are trading at a price per share starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Pear Class A Common Shares are trading at a price per share below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Pear Class A Common Shares than they would have received if they had chosen to wait to exercise their Warrants for Pear Class A Common Shares if and when such Pear Class A Common Shares were trading at a price per share higher than the exercise price of $11.50.
No fractional Pear Class A Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Pear Class A Common Shares to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than Pear Class A Common Shares pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than Pear Class A Common Shares, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Pear Class A Common Shares outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding Pear Class A Common Shares is increased by a stock dividend payable in Pear Class A Common Shares, or by a split-up of Pear Class A Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Pear Class A Common Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding amount of Pear Class A Common Shares. A rights offering to holders of Pear Class A Common Shares entitling holders to purchase Pear Class A Common Shares at a price less than the fair market value will be deemed a stock dividend of a number of Pear Class A Common Shares equal to the product of (1) the number of Pear Class A Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pear Class A Common Shares) multiplied by (2) one minus the quotient of (x) the price per Pear Class A Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Pear Class A Common Shares, in determining the price payable for Pear Class A Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Pear Class A Common Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Pear Class A Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pear Class A Common Shares on account of such Pear Class A Common Shares (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pear Class A Common Share in respect of such event.
If the number of outstanding Pear Class A Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Pear Class A Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Pear Class A Common Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Pear Class A Common Shares.
Whenever the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pear Class A Common Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Pear Class A Common Shares (other than those described above or that solely affects the par value of such Pear Class A Common Shares), or in the case of any merger or consolidation of us with or into another entity or conversion into another type of entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Pear Class A Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Pear Class A Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the company as provided for in the Company’s Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Pear Class A Common Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pear Class A Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pear Class A Common Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the rights of the registered holders of Public Warrants.
The Warrant holders do not have the rights or privileges of holders of Pear Class A Common Shares and any voting rights until they exercise their Warrants and receive Pear Class A Common Shares. After the issuance of Pear Class A Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by our stockholders.
Private Placement Warrants
The Private Placement Warrants (including the Pear Class A Common Shares issuable upon exercise of the Private Placement Warrants) are not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. If the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of Pear Class A Common Shares equal to the quotient obtained by dividing (x) the product of the number of Pear Class A Common Shares underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the Warrant agent.
Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and Bylaws
Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.
We must comply with Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years before the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Our Certificate of Incorporation and Bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board pursuant to a resolution adopted by a majority of the Board. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Our Certificate of Incorporation and Bylaws also provide for our Board to be divided into three classes, with each class serving staggered three-year terms. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.
Authorized but Unissued Shares
The authorized but unissued Pear Class A Common Shares and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Pear Class A Common Shares and Preferred Stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company is the transfer agent for our Pear Class A Common Shares and the warrant agent for the Warrants.
Trading Symbol and Market
Pear Class A Common Shares and Public Warrants are listed on Nasdaq under the symbols “PEAR” and “PEARW,” respectively.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the Selling Securityholders of (i) up to 73,575,840 Pear Class A Common Shares (which includes up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants) and (ii) and up to 5,013,333 Private Placement Warrants.
The Selling Securityholders may from time to time offer and sell any or all of the Pear Class A Common Shares and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the Pear Class A Common Shares and Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Pear Class A Common Shares that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership after this offering on 140,028,325 Pear Class A Common Shares outstanding as of December 1, 2022.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Pear Class A Common Shares or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Pear Class A Common Shares and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.
Unless otherwise indicated below, the address of each Selling Securityholder listed in the tables below is c/o Pear Therapeutics, Inc., 200 State Street, 13th Floor, Boston, Massachusetts 02109.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
	Class A Common Stock	Private Placement Warrants	Class A Common Stock	Private Placement Warrants	Class A Common Stock	Percent	Private Placement Warrants	Percent
Name of Selling Securityholder
5AM Opportunities I, L.P. and associated entities(1)	18,631,771	—	18,631,771	—	—	—	—	—
Anil Aggarwal(2)	36,000	—	36,000	—	—	—	—	—
Arboretum Ventures IV, L.P.(3)	10,859,050	—	10,000	—	10,849,050	7.7%	—	—
Blue Water Life Science Master Fund, Ltd. and associated entities(4)	254,686	—	50,000	—	204,686	*	—	—
Brian Barth(2)	36,000	—	36,000	—	—	—	—	—

CNVC Investment Limited and associated entities(5)	1,810,810	—	100,000	—	1,710,810	1.2%	—	—
Erin K. Brenner(6)	399,987	—	50,000	—	349,987	*	—	—
Henry S. Miller(2)	60,000	—	60,000	—	—	—	—	—
Jarrod Yuster(2)	36,000	—	36,000	—	—	—	—	—
JAZZ Human Performance Technology Fund, L.P. and associated entities(7)	10,766,587	—	10,000	—	10,756,587	7.7%	—	—
Julia Strandberg(6)	780,377	—	100,000	—	680,377	*	—	—
Kaiser Permanente Group Trust and associated entities(8)	8,503,618	—	4,000,000	—	4,503,618	3.2%	—	—
Katherine Jeffery(6)	323,930	—	100,000	—	223,930	*	—	—
KLP SPAC 1 LLC(9)	6,387,026	—	6,387,026	—	—	—	—	—
LJ10 LLC(10)	11,123,333	5,013,333	11,123,333	5,013,333	—	—	—	—
Meghan M. FitzGerald(2)	60,000	—	60,000	—	—	—	—	—
Michael J. Christenson(2)	60,000	—	60,000	—	—	—	—	—
Michael K. Simon(2)	36,000	—	36,000	—	—	—	—	—
Michael Tessler(2)	36,000	—	36,000	—	—	—	—	—
Million Pacific International Corporation(11)	2,071,865	—	25,000	—	2,046,865	1.5%	—	—
Novartis Pharma AG and associated entities(12)	2,216,807	—	25,000	—	2,191,807	1.6%	—	—
Palantir Technologies Inc.(13)	1,000,000	—	1,000,000	—	—	—	—	—
Petite Pond LLC(14)	775,541	—	100,000	—	675,541	*	—	—
PH Investments, LLC(15)	2,388,856	—	700,000	—	1,688,856	1.2%	—	—
QUAD Healthcare Multi-Strategy 9 Fund(16)	460,361	—	10,000	—	450,361	*	—	—
Ronan O’Brien(6)	471,168	—	100,000	—	371,168	*	—	—
Sarissa Capital Management LP and associated entities(17)	500,356	—	50,000	—	450,356	*	—	—
Shanda Asset Management Holdings Limited and associated entities(18)	725,541	—	50,000	—	675,541	*	—	—
SVF II Cobbler (DE) LLC(19)	12,100,078	—	500,000	—	11,600,078	8.3%	—	—
The Eleven Fund LLC(20)	50,000	—	50,000	—	—	—	—	—
The McCann Family Trust and certain affiliates(21)	10,829,995	—	1,086,517	—	9,743,478	7.0%	—	—

TLS Beta Pte. Ltd. and associated entities(22)	26,803,573	—	26,803,573	—	—	—	—	—
Yuri Maricich(6)	883,443	—	223,620	—	659,823	*	—	—
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*Indicates beneficial ownership less than 1%.
(1)Consists of 14,648,641 Pear Class A Common Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), 610,361 Pear Class A Common Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), and 3,372,769 Pear Class A Common Shares held by 5AM Opportunities I, L.P. (“Opportunities I”), which includes 200,000 PIPE Shares. 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage, are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our former directors, is an affiliate of Ventures IV, Co-Investors IV and Opportunities I. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.
(2)The address of the Selling Stockholder is 195 Church Street, 15th Floor, New Haven, Connecticut 06510. Mr. Aggarwal, Mr. Barth, Mr. Simon, Mr. Tessler and Mr. Yuster are former advisors of THMA. Mr. Christenson, Ms. FitzGerald and Mr. Miller are former directors of THMA.
(3)Consists of 10,859,050 Pear Class A Common Shares held by Arboretum Ventures IV, L.P. (“AV IV”), which includes 10,000 PIPE Shares. Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of these entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.
(4)Consists of 204,686 Pear Class A Common Shares held by Blue Water Life Science Fund, LP and 50,000 PIPE Shares held by Blue Water Life Science Master Fund, Ltd. Nate Cornell, the Founder and CIO of Blue Water Life Science Master Fund, Ltd. has voting and dispositive power over the shares owned by Blue Water Life Science Master Fund, Ltd. The business address of Blue Water Life Science Master Fund, Ltd. is 80 E. Sir Francis Drake Blvd., Suite 4A Larkspur, CA 94939.
(5)Consists of 1,545,632 Pear Class A Common Shares held by CNVC Investment Limited (“CNVC”), which includes 60,000 PIPE Shares, 132,589 Pear Class A Common Shares held by FOY Limited (“FOY”), which includes 20,000 PIPE Shares, and 132,589 Pear Class A Common Shares held by ICCN Limited (“ICCN”), which includes 20,000 PIPE Shares. Gan Yong Aik, the director of each of CNVC, FOY and ICCN, has voting and dispositive power over the shares. As a result of this relationship, Gan Yong Aik may be deemed to share beneficial ownership of the securities held of record by each of CNVC, FOY and ICCN. The address of each of CNVC, FOY and ICCN is 6 Temasek Boulevard #39-03, Suntec Tower 4, Singapore 038986.
(6)The address of the Selling Stockholder is c/o Pear Therapeutics, Inc., 200 State Street, 13th Floor, Boston, Massachusetts 02109. Ms. Brenner is the Chief Product Officer of Pear. Ms. Strandberg is the Chief Commercial Officer of Pear. Ms. Jeffery is the Chief People Officer of Pear. Mr. O’Brien is the General Counsel, Secretary and Chief Compliance Officer of Pear. Mr. Maricich is the Chief Medical Officer and Head of Development of Pear.
(7)Consists of 9,681,673 Pear Class A Common Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”), which includes 10,000 PIPE Shares, and 1,084,914 Pear Class A Common Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Voting and dispositive decisions with respect to the shares held by Jazz Technology are exercised collectively by the managing members of Jazz Technology GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Voting and dispositive decisions with respect to the shares held by Jazz Opportunity are exercised collectively by the managing members of Jazz Opportunity GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. Mr. Lynch, one of our former directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of these entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.
(8)Consists of 5,502,171 Pear Class A Common Shares held by Kaiser Permanente Group Trust (“Kaiser Trust”), which includes 2,800,000 PIPE Shares, and 3,001,447 Pear Class A Common Shares held by Kaiser Foundation Hospitals (“Kaiser Hospitals”), which includes 1,200,000 PIPE Shares. The Kaiser Permanente Retirement Plans Investment Committee has discretionary authority to manage and control Kaiser Trust assets. The address for Kaiser Trust and Kaiser Hospitals is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.
(9)Consists of 6,387,026 Pear Class A Common Shares held by KLP SPAC 1 LLC. Elon S. Boms and two other managers are the three managers of KLP SPAC 1 LLC's board of managers. Any action by KLP SPAC 1 LLC with respect to the shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called "rule of three", because voting and dispositive decisions are made by a majority of the managers, none of the named managers is deemed to be a beneficial owner of securities held by KLP SPAC 1 LLC, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on KLP SPAC 1 LLC's board of managers is deemed to have or share beneficial ownership of the shares held by KLP SPAC 1 LLC. LJ10 LLC and KLP SPAC 1 LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of LJ10 LLC and KLP SPAC 1 LLC. The business address of KLP SPAC 1 LLC is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(10)Consists of 6,110,000 Pear Class A Common Shares and 5,013,333 Private Placement Warrants held by LJ10 LLC, which are exercisable for 5,013,333 Pear Class A Common Shares within 60 days of the date of this prospectus. Elon S. Boms and two other managers are the three managers of LJ10 LLC’s board of managers. Any action by LJ10 LLC with respect to the shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three”, because voting and dispositive decisions are made by a majority of the managers, none of the managers is deemed to be a beneficial owner of securities held by LJ10 LLC, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on LJ10 LLC’s board of managers is deemed to have or share beneficial ownership of the shares held by LJ10 LLC. LJ10 LLC and KLP SPAC 1 LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of LJ10 LLC and KLP SPAC 1 LLC. The business address of LJ10 LLC is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(11)Consists of 2,071,865 Pear Class A Common Shares held by Million Pacific International Corporation (“Million Pacific”), which includes 25,000 PIPE Shares. Trustbridge Partners VI, L.P (“TBP VI”) is the sole shareholder of Million Pacific. TB Management Holdings Limited (“TB Mgt”) is the advisor to TBP VI acting through its sole general partner TB Partners GP6, L.P (“GP6 L.P”) which in turn, is acting through its general partner, TB Partners GP6 Limited (“GP6 Limited”). TB Mgt and GP6 Limited share voting and dispositive power with respect to the shares held by Million Pacific. The registered address of TB Mgt is c/o Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman, KY1-1209, Cayman Islands. The registered address of GP6 Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(12)Consists of 511,323 Pear Class A Common Shares held by Novartis Pharma AG (“Pharma AG”), which includes 25,000 PIPE Shares, and 1,705,484 Pear Class A Common Shares held by Novartis Institutes for Biomedical Research, Inc. (“NIBR”). As the indirect parent of NIBR, Novartis AG may be deemed to beneficially own the shares held by NIBR as well as securities owned by any other affiliated companies. As the parent of Novartis Pharma AG, Novartis AG may be deemed to beneficially own these securities as well as securities owned by any other affiliated companies. The business address for Novartis Pharma AG is Lichstrasse 35, Basel, Switzerland 4056.
(13)Palantir Technologies Inc. is a corporation and is currently controlled by its seven-member board of directors. For more information, please see Palantir Technologies Inc.’s public filings with the SEC. The address of Palantir Technologies Inc. is 1200 17th Street, Floor 15, Denver, CO 80202.
(14)Consists of 775,541 Pear Class A Common Shares held by Petite Pond LLC (“Petite Pond”), which includes 100,000 PIPE Shares. Petite Pond is managed by its managing member, Robert F. Raucci. As a result of this relationship, Mr. Raucci may be deemed to share beneficial ownership of the securities held of record by Petite Pond. Mr. Raucci disclaims any such beneficial ownership. The address of Petite Pond is c/o Forth Management, 505 Park Ave., 18th Floor, New York, NY 10022.
(15)Consists of 2,388,856 Pear Class A Common Shares held by PH Investments, LLC (“PH Investments”), which includes 700,000 PIPE Shares. PH Investments is managed by managing directors Melinda E. Barber, Benjamin A. Gomez and John W. Vander Vort. Melinda E. Barber, Benjamin A. Gomez and John W. Vander Vort disclaim beneficial ownership of the shares held by PH Investments. The address for PH Investments is Pilot House, Lewis Wharf, 2 Atlantic Avenue, Boston MA 02110.
(16)Consists of 460,361 Pear Class A Common Shares held by QUAD Healthcare Multi-Strategy 9 Fund (“QUAD”), which includes 10,000 PIPE Shares. Samsung Securities Co., Ltd., QUAD’s trustee, has voting and dispositive power over the shares. As a result of this relationship, Samsung Securities Co., Ltd. may be deemed to share beneficial ownership of the securities held of record by QUAD. Samsung Securities Co., Ltd. disclaims any such beneficial ownership. The address of QUAD is 29/F, Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea.
(17)Consists of 291,912 Pear Class A Common Shares held by Sarissa Capital Offshore Master Fund LP (“Offshore”), which includes 27,100 PIPE Shares, 109,702 Pear Class A Common Shares held by Sarissa Capital Catapult Fund LLC (“Catapult”), which includes 11,300 PIPE Shares, 90,638 Pear Class A Common Shares held by Sarissa Capital Hawkeye Fund LP (“Hawkeye”), which includes 10,700 PIPE Shares, and 8,104 Pear Class A Common Shares held by Sarissa Capital Master Fund II LP (“Master”, and together with Offshore, Catapult and Hawkeye, the “Sarissa Entities”)), which includes 900 PIPE Shares. By virtue of his position as the Chief Investment Officer of Sarissa Capital and as the managing member of Sarissa Capital’s general partner and as controlling the ultimate general partner of each of the Sarissa Entities, Alexander Denner, Ph.D. may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by the Sarissa Entities. The address of each of the Sarissa Entities is 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830.
(18)Consists of 50,000 PIPE Shares held by Shanda Asset Management Holdings Limited, and 675,541 Pear Class A Common Shares held by Shanda Grab Ventures Limited (together the “Shanda Entities”). Tianqiao Chen, the director and beneficial owner of the Shanda Entities, has voting and dispositive power over the shares owned by the Shanda Entities. The business address is 303 Twin Dolphin Drive, #6054, Redwood City, CA 94065.
(19)Consists of 12,100,078 Pear Class A Common Shares held by SVF II Cobbler (DE) LLC (“SVF”), which includes 500,000 PIPE Shares. SoftBank Vision Fund II-2 L.P. is the managing member of SVF II AIV (DE) LLC, which is the sole member of SVF. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF. Alexander Clavel, |Yoshimitsu Goto, Navneet Govil, Timothy Mackey, and Gyu Hak Moon are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF. Each of them disclaims any such beneficial ownership. The registered address for each of SVF and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.
(20)Hartley Wasko is the manager of The Eleven Fund LLC and has voting and dispositive power over the Common Shares. The address of each of Hartley Wasko and The Eleven Fund LLC is 463 Adams Street, Denver, CO 80206.
(21)Consists of (i) 8,157,565 Pear Class A Common Shares held directly by Corey McCann, of which 100,000 Pear Class A Common Shares are being registered (ii) 986,517 Pear Class A Common Shares held by The McCann Family Trust (the “McCann Family Trust”), all of which Pear Class A Common Shares are being registered and (iii) 1,685,913 Pear Class A Common Shares held by The Corey M. McCann Irrevocable Trust of 2021 (the “McCann Irrevocable Trust”, and, together with the McCann Family Trust, the “McCann Trusts”), of which no Pear Class A Common Shares are being registered. Mia E. Moll, the Trustee of the McCann Irrevocable Trust, is the sister of Corey McCann and holds voting and investment control over the shares held by the McCann Irrevocable Trust. Mia E. Moll acts as Investment Advisor and Concord Trust Company, LLC acts as Trustee of the McCann Family Trust; the Trustee acts at the direction of a distribution committee, whose actions over the Pear Class A Common Shares held by the McCann Family Trust are subject to the approval of Corey

McCann pursuant to the trust agreement. By virtue of the foregoing, Corey McCann may be deemed to be the beneficial owner of the Pear Class A Common Shares held by each of the McCann Trusts. Dr. McCann disclaims beneficial ownership of the shares of Pear Class A Common Shares held by each of the McCann Trusts, except to the extent of any pecuniary interest therein. The business address of the McCann Irrevocable Trust and Mia E. Moll is c/o Bass, Doherty & Finks, P.C., 1380 Soldiers Field Road, Boston, MA 02135-1023, and the business address of the McCann Family Trust and Concord Trust Company, LLC is 3 Executive Park Drive, Suite 302, Bedford, NH 03110. Mr. McCann is the Chief Executive Officer, President and Director of Pear.
(22)Consists of 24,903,573 Pear Class A Common Shares held by TLS Beta Pte. Ltd. and 1,900,000 PIPE Shares held by Elbrus Investments Pte. Ltd. Each of TLS Beta Pte. Ltd. and Elbrus Investments Pte. Ltd. is a direct wholly-owned subsidiary of Temasek Life Sciences Private Limited, which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. The address of each of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.
Material Relationships with Selling Securityholders
In addition to what has been disclosed or incorporated by reference herein, a description of material relationships in the past three years between us, our predecessors or affiliates and certain Selling Securityholders is set forth below.
Palantir Agreement
On June 17, 2021 and as later amended on August 3, 2021, THMA entered into a non-cancelable purchase obligation for a subscription to the Palantir Foundry cloud platform, including support services, updates and related professional services with Palantir Technologies Inc. (“Palantir”) for $9.3 million payable over three years, continuing through September 30, 2024. Palantir committed to purchasing $10.0 million of PIPE Shares, substantially concurrent with the closing of the Business Combination.
NIBR Agreement
In March 2018, Pear US and Novartis Institute of Biomedical Research (“NIBR”) entered into a collaborative agreement (the “NIBR Agreement”) to develop PDTs for Schizophrenia and Multiple Sclerosis. Contemporaneous with the NIBR Agreement, NIBR purchased 1,158,292 Pear US Series B preferred stock at $4.3167 per share, resulting in aggregate proceeds to the Company of $500,000. On March 30, 2020, NIBR terminated the NIBR Agreement. The termination was subject to a 90-day notice period and was effective as of June 29, 2020.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (a) up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants (b) up to 9,199,944 Pear Class A Common Shares issuable upon the exercise of the Public Warrants and (c) 12,395,625 Earn-out Shares. We are also registering the resale by the Selling Securityholders of up to 73,575,840 additional Pear Class A Common Shares (including 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants) and 5,013,333 Private Placement Warrants.
Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Our Class A Common Stock is listed on the Nasdaq under the symbol “PEAR,” and the Public Warrants are listed on the Nasdaq under the symbol “PEARW.”
Subject to any limitations set forth in any applicable agreement that provides for registration rights, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•an exchange distribution in accordance with the rules of the applicable exchange;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•distributions to their members, partners or stockholders
•settlement of short sales entered into after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. Such members, partners, stockholders or other equityholders that are not affiliates of ours would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
To the extent required, the Pear Class A Common Shares and Private Placement Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Pear Class A Common Shares and Private Placement Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell the Pear Class A Common Shares and Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge the Pear Class A Common Shares and Private Placement Warrants to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders also may in the future resell a portion or all of the Pear Class A Common Shares and Private Placement Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Selling Securityholders may use this prospectus in connection with resales of the Pear Class A Common Shares and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the Pear Class A Common Shares and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the Pear Class A Common Shares and Private Placement Warrants. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the

Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Pear Class A Common Shares and Private Placement Warrants against certain liabilities, including liabilities arising under the Securities Act.
We are required to pay all fees and expenses incident to the registration of shares of the Pear Class A Common Shares and Private Placement Warrants to be offered and sold pursuant to this prospectus.
LEGAL MATTERS
Foley Hoag LLP has passed upon the validity of the Pear Class A Common Shares and Private Placement Warrants offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Pear Therapeutics, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.